Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below), dated November 2, 2012, and the related

Letter of Transmittal (as defined below) and any amendments or supplements thereto. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more

registered brokers or dealers licensed under the laws of

such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

CASCADE CORPORATION

at

$65.00 Net Per Share

by

INDUSTRIAL COMPONENTS AND ATTACHMENTS II, INC.,

an indirect wholly-owned subsidiary of

TOYOTA INDUSTRIES CORPORATION

Industrial Components and Attachments II, Inc., a Delaware corporation (“Purchaser”), and an indirect wholly-owned subsidiary of Toyota Industries Corporation, a corporation formed under the laws of Japan (“Parent”), offers to purchase for cash (the “Offer”) all outstanding shares of common stock, par value $.50 (“Shares”), of Cascade Corporation, an Oregon corporation (the “Company”), at a price of $65.00 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 2, 2012 (as may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (as may be amended or supplemented from time to time, the “Letter of Transmittal”).

Tendering shareholders who have Shares registered in their names and who tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of the Shares by Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker or bank should consult with such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 3, 2012, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 22, 2012, by and among Parent, Purchaser and the Company (the “Merger Agreement”), pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company (the “Merger”) and each issued and outstanding Share (other than Shares owned by Parent, Purchaser, the Company (or any of their respective subsidiaries), or by any shareholder of the Company properly exercising dissenters’ rights under Oregon law, if any) will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and less any applicable withholding taxes. As a result of the Merger, the Company will cease to be a publicly traded company and will become an indirect wholly-owned subsidiary of Parent. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, a number of Shares having been validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the expiration of the Offer, which, together with any Shares then owned by Parent and its subsidiaries, including Purchaser, represents at least a majority of the then outstanding Shares on a fully diluted basis. The foregoing condition is referred to as the “Minimum Condition.” The Offer is also subject to other conditions described in the Offer to Purchase, including the expiration or early termination of the applicable waiting periods required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the obtaining of the approvals and consents under the German Act Against Restraint of Competition.

The purpose of the Offer is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. Following the consummation of the Offer, Purchaser intends to effect the Merger.

The Board of Directors of the Company (the “Company Board”) has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are in the best interests of the Company and its shareholders. Accordingly, the Company Board has recommended that the Company’s shareholders accept the Offer and tender their Shares to Purchaser in the Offer and, to the extent required by applicable law, approve the Merger Agreement and the Merger.

The Company has granted Purchaser an irrevocable option to purchase (the “Top-Up Option”), following acceptance for payment of the Shares validly tendered in the Offer, up to a number of newly-issued Shares equal to the lowest number of Shares that, when added to the number of Shares held by Parent and Purchaser at the time of the exercise of the Top-Up Option, constitutes one Share more than 90% of the number of Shares outstanding. The Top-Up Option is subject to certain conditions and may be exercised only after Purchaser has accepted for payment pursuant to the Offer no less than 65% of the then-outstanding Shares. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting Purchaser to effect a “short-form” merger pursuant to applicable laws of the state of Oregon and the state of Delaware at a time when the approval of the Merger at a meeting of the Company’s shareholders would be assured because of Parent’s and Purchaser’s ownership of a majority of the Shares following completion of the Offer.

If, after the consummation of the Offer and any subsequent offering period and the exercise, if any, of the Top-Up Option, the Shares beneficially owned by Parent and its Subsidiaries (including Purchaser) represent at least 90% of the then outstanding Shares, Parent will cause Purchaser to, and the Company will, execute and deliver such documents and instruments and take such other actions as Parent or Purchaser may request in order to cause the Merger to be completed as promptly as reasonably practicable.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (“NYSE”), Purchaser reserves the right to waive or otherwise modify or amend any of the terms and conditions of the Offer, other than the Minimum Condition or the requirement for the expiration or early termination of the applicable waiting periods required pursuant to the HSR Act described in the Offer to Purchase, which may not be waived or modified by Purchaser unilaterally.

The Merger Agreement provides that Purchaser will, if certain conditions to the Offer have not been satisfied or waived, extend the Offer for one or more successive periods of up to 10 business days each, ending no later than the Outside Date, if requested by the Company. Purchaser may, at its sole discretion, extend the Offer in the same way to permit any conditions to the Offer to be satisfied. In addition, Purchaser will extend the Offer for any period required by applicable law, by interpretation or position of the SEC or its staff or NYSE that is applicable to the Offer. The “Outside Date” means January 31, 2013, unless the only conditions to the Offer that have not been satisfied are those relating to approval under the HSR Act or under the German Act Against Restraint of Competition, in which case the “Outside Date” may be extended at the discretion of either the Company or Parent to not later than March 31, 2013.

If fewer than 90% of the then outstanding Shares are accepted for payment pursuant to the Offer, Purchaser may, without the consent of the Company, and will, at the request of the Company, provide for one subsequent offering period of between three and 20 business days in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). No withdrawal rights apply to Shares tendered in a subsequent offering period, and no withdrawal rights apply during a subsequent offering period with respect to Shares previously tendered in the Offer and accepted for payment.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest be paid on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in payment for Shares.

In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase, (ii) a Letter of Transmittal (or copy thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time on or before the expiration of the Offer. Thereafter, tenders of Shares are irrevocable, except that they may be withdrawn at any time after 10:00 a.m., New York City time, on January 1, 2013, unless such Shares have been accepted for payment after the Offer has expired. For a withdrawal of Shares to be effective, the Depositary must receive at one of its addresses set forth on the back cover of the Offer to Purchase a written or facsimile transmission notice of withdrawal before the Offer has expired. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the record owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates. Purchaser will determine, in its reasonable discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent (listed below) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, properly withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in the Offer to Purchase at any time prior to the expiration of the Offer.

The Company has provided to Purchaser its list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The receipt of cash as payment for the Shares pursuant to the Offer or pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. For a summary of the material United States federal income tax consequences of the Offer and the Merger, see the Offer to Purchase. Each holder of Shares should consult its or his or her own tax advisor regarding the United States federal income tax consequences of the Offer and the Merger in light of each holder’s particular circumstances, as well as the income or other tax consequences that may arise under the laws of any United States federal, state or local or non-United States taxing jurisdiction and the possible effects of changes in such tax laws.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent and the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Banks and Brokerage Firms, Please Call Collect: (203) 658-9400

All Others Call Toll Free: (800) 662-5200

E-mail: info@morrowco.com

The Dealer Manager for the Offer is:

Nomura Securities International, Inc.

2 World Financial Center

New York, NY 10281

Call: (212) 667-2152

November 2, 2012